Exhibit 99.1

Contact:

Patrick Kane

412-553-7833

Equitable Resources Announces 2005 Annual Earnings of $2.10 per Share

PITTSBURGH, January 26/PRNewswire-FirstCall/—Equitable Resources, Inc. (NYSE: EQT) today announced 2005 annual earnings per diluted share (EPS) of $2.10.  This compares with EPS of $2.22 in 2004.  Fourth quarter 2005 EPS was $0.59 as compared to fourth quarter 2004 EPS of $0.35.  Several non-operational factors, discussed below, affected 2005 and 2004 results, including the gain resulting from the Westport Resources Corporation (Westport) merger with Kerr-McGee Corporation (KMG) in 2004, the gains on the sale of KMG shares in both years, pension settlement charges in both years, and the sale of NORESCO in the fourth quarter 2005.

RESULTS BY SEGMENT

Equitable Utilities

Equitable Utilities had operating income of $98.3 million for 2005, compared with $108.1 million for 2004, a 9% decrease.  2005 net revenues increased $10.7 million or 4.4% over the previous year.  Distribution net revenues were 1.4% lower due to a decline in use per heating degree-day.  Heating degree-days totaled 5,543 for 2005, or 3.4% colder than the 5,360 degree-days recorded in 2004, but 4.9% warmer than the 30-year normal of 5,829 degree-days. Marketing net revenues were $14.3 million higher than in 2004, benefiting from storage asset optimization opportunities and more than offsetting the lower distribution net revenues.

Total operating expenses for 2005 were 15% higher at $155.1 million, compared to $134.6 million in 2004.  The biggest increase resulted from settlement charges primarily for the conversion from a defined benefit pension plan to a defined contribution plan for 229 employees, totaling $16.0 million for 2005 and $2.2 million in the fourth quarter. In addition, as discussed in the second quarter earnings press release, Equitable consolidated its entire Pittsburgh-based workforce into a single office building.  Equitable Utilities’ charges associated with that move were $3.8 million.  Employee wages and benefit costs were $3.1 million higher than last year.  A $4.7 million reduction in bad debt expense for the year partially offset these increases.

Operating income for the 2005 fourth quarter was $37.7 million, slightly higher than the $37.5 million earned in the year ago quarter.  Net revenues were $75.9 million, $6.8 million higher than fourth quarter 2004 revenues of $69.1 million.  Colder weather increased distribution throughput and associated revenues and storage asset optimization opportunities contributed to an increase in marketing revenues.  Operating expenses in the quarter increased $6.5 million, from $31.7 million in 2004 to $38.2 million in 2005.  A $4.1 million increase in depreciation, depletion and amortization (DD&A) in the quarter was primarily a result of the timing of a $3.5 million reduction in DD&A resulting from an asset service life study, which was recorded in the fourth quarter 2004, retroactive to January 1, 2004.  In addition, $2.2 million of the higher operating costs in 2005 was related to pension settlements discussed above. Finally, $1.3 million of increased operating expense resulted from higher bad debt allowances related to higher distribution revenues from increased commodity rates and colder weather.  Reductions in other operating expenses partially offset the increases.

Equitable Supply

Equitable Supply had operating income of $293.6 million in 2005, 29% higher than the $227.4 million in 2004. Total revenues for 2005 were $489.2 million, 25% higher than 2004 revenues of $390.4 million. The increase in total revenues was primarily the result of a 16% increase in the average well-head sales price, a 9% increase in sales volumes, and a 33% increase in gathering revenues. The increase in the average well-head sales price for the year and the fourth quarter was mainly attributable to increased market prices on unhedged volumes, partially offset by an adjustment of $10.6 million. That adjustment was principally due to our conclusion that the well-head sales price allocated to a 3rd party’s working interest gas in previous periods may be lower than the Company was obligated to pay.

Operating expenses increased from $163.1 million in 2004 to $195.6 million in 2005.  Of that increase, production taxes, related to higher natural gas prices and higher volumes, were $13.7 million higher than 2004. DD&A, lease operating expenses, gathering and compression expenses and selling, general and administrative expenses were all higher.  Efforts to increase production and sales and overall oilfield inflation related to increased natural gas prices explain the higher costs.  During 2005, the Company drilled 455 wells, compared with the 314 wells drilled in 2004.  The Company expects to drill 550 wells in 2006.

Operating income for the 2005 fourth quarter totaled $85.2 million, $31.0 million higher than the $54.2 million of operating income in the fourth quarter 2004.  Revenues totaled $136.5 million, $36.5 million higher than last year and expenses totaled $51.3 million, $5.5 million higher than last year.  The factors driving increased revenues and costs for the full 2005 year also apply to the fourth quarter results.

NORESCO

In December 2005, Equitable sold NORESCO for approximately $82 million, subject to customary adjustments.  The sale resulted in reclassifying NORESCO as “discontinued operations.”  With amounts recorded net of tax, Equitable recorded income of $1.5 million from discontinued operations in 2005, compared to a loss of $18.9 million in 2004.  In the fourth quarter, Equitable recorded a loss from discontinued operations of $7.2 million, which included net costs related to the NORESCO sale of $18.7 million and a tax benefit of $6.4 million from reorganizing international assets.  In the fourth quarter 2004, the Company reported earnings from discontinued operations of $3.0 million.  All periods presented have been restated to reflect the discontinued operations.

In 2004, NORESCO recognized an impairment of $23.9 million, which represented substantially all of the international investment portfolio and the related costs of exiting these investments.  The business conditions improved internationally during 2005 resulting in a reversal of $7.8 million of the reserves, of which $2.7 million was recorded in the fourth quarter.  These amounts are reported after-tax.

Other Business

Kerr-McGee Corp.

In 2005, Equitable sold approximately 7 million KMG shares resulting in a net pre-tax gain of $110.3 million.  These totals include 0.7 million shares sold in the fourth quarter for a gain of $30.0 million.

In 2004, the merger between Westport and KMG resulted in a gain of $217.2 million on the exchange of Westport shares for KMG shares.  Equitable also sold 800,000 KMG shares for a gain of $3.0 million and contributed 357,000 shares to the Equitable foundation incurring an $18.2 million expense.

Office Consolidation

As mentioned above, in 2005 the Company completed its relocation to a new office building.  The Company recognized a loss of $7.8 million related to the move, $3.8 million was allocated to Utilities, $0.5 million was allocated to Supply and $3.5 million was not allocated to a segment.

Executive Performance Incentive Programs

During 2005, two Executive Performance Incentive Programs (EPIPs) linked to shareholder returns were in place; one vested and was paid out on December 30, 2005, the other vests on December 31, 2008.  The programs are designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  The expense related to these programs totaled $43.8 million in 2005, with $13.9 million recorded in the fourth quarter 2005.

Tax

During 2005, the Company completed its review of the American Jobs Creation Act of 2004 (the Jobs Act), which the President signed into law on October 22, 2004.  As a result, the Board of Directors ended the deferred compensation plans for employees.  This decision, and the payout of the 2003 EPIP in December, resulted in a $15.3 million tax loss disallowance under Section 162(m) of the Internal Revenue Code of 1986, of which $5.0 million was recorded in the fourth quarter.

2006 Earnings Guidance

The Company estimates 2006 earnings guidance of $1.90 - $2.00 per diluted share.  The guidance is based on the current NYMEX strip.

Hedging

The approximate volumes and prices of Equitable’s hedges for 2006 through 2008 are:

Swaps	2006	2007	2008
Total Volume (Bcf)	59	56	54
Average Price per Mcf (NYMEX)*	$4.77	$4.74	$4.64

Collars	2006	2007	2008
Total Volume (Bcf)	7	7	7
Average Floor Price per Mcf (NYMEX)*	$7.35	$7.35	$7.35
Average Cap Price per Mcf (NYMEX)*	$10.84	$10.84	$10.84

*    The above price is based on a conversion rate of 1.05 MMbtu/Mcf

Stock Buyback

During 2005, Equitable Resources repurchased 3.6 million shares of Equitable stock, 1.0 million shares during the fourth quarter.  The total number of shares repurchased since October 1998 is approximately 41.6 million, out of the current 50.0 million share repurchase authorization.

2005 Capital Expenditures

Equitable invested $333 million in capital projects during 2005.  This included $131 million for well development, $75 million for Supply infrastructure, $61 million for Equitable Utilities, and $8 million for Headquarters.  During 2005, the Company purchased the limited partnership interest in Eastern Seven Partners for $58 million.

2006 Capital Expenditures

Equitable forecasts $497 million of capital expenditures for 2006.  This forecast includes $194 million for well development, $222 million for midstream and infrastructure investment in Appalachia, $78 million for Equitable Utilities and $3 million for Headquarters.

                The Company is announcing a significant infrastructure project called The Big Sandy Pipeline. The Big Sandy Pipeline will help to alleviate throughput constraints in Eastern Kentucky for Equitable Supply and third party producers.  The 60 mile, 20” pipeline is expected to have a capacity of 70,000 dth per day and will connect the Kentucky Hydrocarbon processing plant in Langley, Kentucky with the Tennessee Gas Pipeline interconnect in Carter County, Kentucky.  The pipeline, which is projected to cost $83 million, is scheduled for operation in 2007.  The Company will provide additional details on this project and the overall capital expense plan at the Company’s analyst conference on February 24, 2006, which will be webcast on our website.

Pension

During the fourth quarter of 2004, the Company incurred a pension related charge of $13.4 million.

Operating Income, Equity Earnings from Nonconsolidated Investments, and Other Income

The Company reports operating income, equity earnings from nonconsolidated investments, and other income by segment in this press release.  Interest, income taxes, KMG related matters, and similar items are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income (thousands):
Equitable Utilities	$37,672	$37,469	$98,254	$108,149
Equitable Supply	85,157	54,209	293,581	227,369
Unallocated expenses	(14,361)	(22,456)	(48,023)	(45,813)
Operating Income	$108,468	$69,222	$343,812	$289,705

The following table reconciles equity earnings from nonconsolidated investments by segment as reported in this press release to the consolidated equity earnings from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Equity earnings from nonconsolidated investments (thousands):
Equitable Supply	$232	$223	$493	$688
Unallocated	117	52	269	168
Total	$349	$275	$762	$856

The following table reconciles other income by segment as reported in this press release to the consolidated other income reported in the Company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Other income, net (thousands):
Equitable Supply	$—	$—	$—	$576
Unallocated	—	1,514	1,195	3,116
Total	$—	$1,514	$1,195	$3,692

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

As previously announced, Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven-day period.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides may be updated periodically.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural-gas supply, transmission and distribution.  For information please visit www.eqt.com.

Forward Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program, production volumes, earnings, and capital expenditure program.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, the following:

•                  the impact of adverse weather conditions on commodity prices, Equitable Utilities’ operations, Equitable Supply’s well drilling program, and the infrastructure improvement program

•                  the volatility of the price of natural gas and the effect of changing prices on the Company’s revenues, hedging, well drilling and infrastructure improvement activities, production taxes, and collections

•                  the need for, and availability and cost of, financing, including changes to the Company’s debt ratings by S&P and Moody’s

•                  the implementation and execution of operational enhancements and cost control initiatives

•                  the effect of curtailments or other disruptions in production and gathering

•                  the substance, timing and availability of regulatory and legislative actions, initiatives and proceedings

•                  the Company’s success in implementing acquisition or divestiture activities, and the success of divested businesses

•                  the ability of the Company to develop, produce, gather, and market reserves, including its ability to substantially increase well drilling activity and alleviate throughput constraints

•                  the inherent uncertainty of estimating gas reserves and projecting future rates of production and reserve development

•                  the ability of the Company to acquire and apply technology to its operations

•                  the impact of competitive factors, including consolidation in the utility industry

•                  the ability of the Company to maintain good working relations with its represented employees and to retain its key personnel

•                  changes in the market price of the common stock of EQT and its peer group

•                  general economic and political conditions

•                  changes in accounting rules or their interpretation, and

•                  other factors discussed in other reports filed by the Company from time to time.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Operating revenues	$392,882	$305,261	$1,253,724	$1,045,183
Cost of sales	180,565	136,105	511,169	412,050
Net operating revenues	212,317	169,156	742,555	633,133

Operating expenses:
Operation and maintenance	23,770	28,034	95,369	87,988
Production	16,960	10,687	61,483	43,274
Selling, general and administrative	39,165	43,577	140,529	130,090
Office consolidation impairment charges	—	—	7,835	—
Depreciation, depletion and amortization	23,954	17,636	93,527	82,076
Total operating expenses	103,849	99,934	398,743	343,428

Operating income	108,468	69,222	343,812	289,705

Gain on exchange of Westport for Kerr-McGee shares	—	—	—	217,212

Charitable foundation contribution	—	—	—	(18,226)

Gain on sale of available for sale securities, net	30,023	—	110,280	3,024

Equity in earnings of nonconsolidated investments:	349	275	762	856

Other income, net	—	1,514	1,195	3,692

Interest expense	11,330	11,512	44,437	42,520

Income from continuing operations before income taxes	127,510	59,499	411,612	453,743
Income taxes	47,491	19,248	153,038	154,953

Income from continuing operations	80,019	40,251	258,574	298,790

Income (loss) from discontinued operations, net of tax	(7,180)	3,023	1,481	(18,936)

Net income	$72,839	$43,274	$260,055	$279,854

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	120,392	121,970	121,099	123,364
Income from continuing operations	$0.67	$0.33	$2.14	$2.42
Income (loss) from discontinued operations	(0.06)	0.02	0.01	(0.15)
Net income	$0.61	$0.35	$2.15	$2.27

Diluted:
Weighted average common shares outstanding	122,791	124,966	123,715	126,202
Income from continuing operations	$0.65	$0.33	$2.09	$2.37
Income (loss) from discontinued operations	(0.06)	0.02	0.01	(0.15)
Net income	$0.59	$0.35	$2.10	$2.22

(A)  Due to the seasonal nature of the Company’s natural gas distribution and energy  marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month period  are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATIONAL DATA
Heating degree days (30-year average: Qtr- 2,070; YTD- 5,829)	2,078	1,827	5,543	5,360

Residential sales and transportation volume (MMcf)	7,842	7,228	24,680	25,520
Commercial and industrial volume (MMcf)	7,110	7,467	25,368	29,597
Total throughput (MMcf) - Distribution	14,952	14,695	50,048	55,117

Net Revenues (thousands):
Distribution (regulated)
Residential	$29,686	$28,783	$102,457	$104,612
Commercial & industrial	13,304	12,617	46,857	48,563
Other	1,508	1,393	7,544	5,950
Pipeline (regulated)	16,492	16,884	53,767	55,123
Marketing	14,872	9,454	42,739	28,457
Total	$75,862	$69,131	$253,364	$242,705

Operating expenses as a% of net operating revenues	50.34%	45.80%	61.22%	55.44%

Operating income (thousands):
Distribution (regulated)	$17,424	$19,561	$40,322	$56,877
Pipeline (regulated)	6,280	8,839	17,345	24,656
Marketing	13,968	9,069	40,587	26,616
Total	$37,672	$37,469	$98,254	$108,149

Capital expenditures (thousands)	$21,066	$12,847	$61,349	$56,274

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$164,590	$128,829	469,102	$422,438
Pipeline revenues (regulated)	20,258	$16,884	57,534	55,123
Marketing revenues	119,745	$88,530	382,479	300,513
Less: intrasegment revenues	(8,820)	$(16,630)	(45,804)	(46,213)
Total operating revenues	295,773	217,613	863,311	731,861

Purchased gas costs	219,911	$148,482	609,947	489,156
Net operating revenues	75,862	69,131	253,364	242,705

Operating expenses:
Operating and maintenance	14,333	15,116	57,315	52,481
Selling, general and administrative	16,357	13,184	66,080	56,446
Office consolidation impairment charges	—	—	3,841	—
Depreciation, depletion and amortization	7,500	3,362	27,874	25,629
Total operating expenses	38,190	31,662	155,110	134,556

Operating income	$37,672	$37,469	$98,254	$108,149

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

OPERATIONAL DATA

Capital expenditures (thousands)	$62,747	$51,276	$264,095	$141,661

Production:

Total sales volumes (MMcfe)	18,417	16,889	73,909	67,731
Average (well-head) sales price ($/Mcfe)	$5.73	$4.65	$5.17	$4.46

Company usage, line loss (MMcfe)	1,216	1,477	4,897	5,090

Natural gas inventory usage, net (MMcfe)	—	(70)	(51)	(61)

Natural gas and oil production (MMcfe)	19,633	18,296	78,755	72,760

Lease operating expense excluding production tax ($/Mcfe)	$0.24	$0.20	$0.29	$0.26
Production taxes ($/Mcfe)	$0.62	$0.38	$0.49	$0.34
Production depletion ($/Mcfe)	$0.58	$0.54	$0.59	$0.54

Gathering:
Gathered volumes (MMcfe)	29,705	32,729	121,044	127,339
Average gathering fee ($/Mcfe)	$0.96	$0.57	$0.82	$0.58
Gathering and compression expense ($/Mcfe)	$0.32	$0.39	$0.31	$0.28
Gathering and compression depreciation ($/Mcfe)	$0.13	$0.10	$0.12	$0.11

(in thousands)
Production operating income	73,852	54,787	$260,931	$212,657
Gathering operating income	11,305	(578)	$32,650	$14,712
Total	$85,157	$54,209	$293,581	$227,369

Production depletion	$11,325	$9,861	$46,750	$39,100
Gathering and compression depreciation	3,827	3,384	14,312	13,441
Other depreciation, depletion and amortization	1,104	868	3,835	3,295
Total depreciation, depletion and amortization	$16,256	$14,113	$64,897	$55,836

FINANCIAL DATA (Thousands)
Production revenues	$108,024	81,265	$390,290	$315,986
Gathering revenues	28,431	18,760	98,901	74,442
Total revenues	136,455	100,025	489,191	390,428

Operating expenses:
Lease operating expense excluding production taxes	4,695	3,730	23,195	18,685
Production taxes	12,265	6,957	38,288	24,589
Gathering and compression	9,479	12,898	38,101	35,494
Selling, general and administrative	8,603	8,118	30,610	28,455
Office consolidation impairment charges	—	—	519	—
Depreciation, depletion and amortization	16,256	14,113	64,897	55,836
Total operating expenses	51,298	45,816	195,610	163,059

Operating income	$85,157	$54,209	$293,581	$227,369

Other income	—	$—	$—	$576
Equity in earnings from nonconsolidated investments	$232	$223	$493	$688